UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2024

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

112 Westwood Place, Suite 350 Brentwood, TN 37027
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	CYRX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition of Edward Zecchini from the Board of Directors to Sr. Vice President - Chief Digital & Technology Officer of Cryoport, Inc.

On February 10, 2024, Edward Zecchini accepted the offer to join Cryoport, Inc. (the “Company”) as Senior Vice President – Chief Digital & Technology Officer and submitted his resignation from the Board of Directors of the Company both effective February 19, 2024. There were no disagreements between Mr. Zecchini and the Company on any matter relating to the Company’s operations, policies or practices that led to his decision to resign.

Amendments to Employment Agreements of Certain Officers

As a result of a periodic review of employment contracts, the Company took the following actions:

On February 15, 2024, the Company entered into an Amended and Restated Employment Agreement with Jerrell Shelton, President and Chief Executive Officer, which amended and restated his current employment agreement (as previously amended) with the Company primarily to, among other things, (i) in the event he is terminated without cause, remove his right to reimbursement for COBRA premiums and provide for full vesting of unvested equity awards, (ii) to extend the term of the agreement to February 15, 2027, with automatic annual renewals thereafter unless his employment has earlier terminated or either party provides not less than 180 days’ notice of his or its intention not to renew, and (iii) provide that the expiration of the agreement as a result of the non-renewal of the agreement by the Company is deemed to be termination without cause pursuant to the terms of the agreement.

On February 15, 2024, the Company entered into an Amended and Restated Employment Agreement with Robert Stefanovich, Chief Financial Officer, which amended and restated his current employment agreement (as previously amended) with the Company primarily to, among other things, (i) in the event he is terminated without cause, reduce his right to reimbursement for COBRA premiums to the proportion of the COBRA premium equal to the same proportion that the Company pays for active employees and their eligible dependents and provide for one year accelerated vesting of unvested equity awards, (ii) to extend the term of the agreement to February 15, 2027, with automatic annual renewals thereafter unless his employment has earlier terminated or either party provides not less than 180 days’ notice of his or its intention not to renew, and (iii) provide that the expiration of the agreement as a result of the non-renewal of the agreement by the Company is deemed to be termination without cause pursuant to the terms of the agreement.

On February 15, 2024, the Company entered into an Amended and Restated Employment Agreement with Mark Sawicki, Chief Scientific Officer and Chief Executive Officer of Cryoport Systems, LLC, a subsidiary of the Company, which amended and restated his current employment agreement (as previously amended) with the Company primarily to, among other things, (i) in the event he is terminated without cause, reduce his right to reimbursement for COBRA premiums to the proportion of the COBRA premium equal to the same proportion that the Company pays for active employees and their eligible dependents and provide for one year accelerated vesting of unvested equity awards, (ii) to extend the term of the agreement to February 15, 2027, with automatic annual renewals thereafter unless his employment has earlier terminated or either party provides not less than 180 days’ notice of his or its intention not to renew, and (iii) provide that the expiration of the agreement as a result of the non-renewal of the agreement by the Company is deemed to be termination without cause pursuant to the terms of the agreement.

The foregoing descriptions of the amended and restated employment agreements of Mr. Shelton, Mr. Stefanovich, and Mr. Sawicki are each qualified in their entirety by reference to the full text of the applicable agreement, which are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 8.01	Other Events

The information relating to Mr. Zecchini joining the Company as Senior Vice President – Chief Digital & Technology Officer is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.	The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number
10.1	Amended and Restated Employment Agreement dated February 15, 2024 between Cryoport, Inc. and Jerrell W. Shelton.

10.2	Amended and Restated Employment Agreement dated February 15, 2024 between Cryoport, Inc. and Robert S. Stefanovich.

10.3	Amended and Restated Employment Agreement dated February 15, 2024 between Cryoport, Inc. and Mark Sawicki.

104	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2024	Cryoport, Inc.

/s/ Robert Stefanovich
Robert Stefanovich
Chief Financial Officer